Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

ENTEROMEDICS ANNOUNCES EIGHTEEN-MONTH EXCESS WEIGHT LOSS

RESULTS FROM ITS VBLOC-RF2 FEASIBILITY STUDY

ST. PAUL, Minn., January 12, 2009 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, its associated co-morbidities, and other gastrointestinal disorders, today announced interim clinical results from the VBLOC-RF2 feasibility study of the Company’s VBLOC™ vagal blocking therapy device, the Maestro™ System.

The study includes 38 implanted subjects and is designed to evaluate the system’s safety and efficacy. Follow-up data show excess weight loss, or EWL, of 37.6% in 9 patients at 18 months of VBLOC Therapy, 28.1% in 17 patients at 12 months of therapy and 17.9% in 35 patients at six months of therapy. To date, no deaths or unanticipated adverse device events have been reported.

In addition, further subgroup analysis of the effect of VBLOC Therapy on two of the major co-morbidities frequently associated with obesity, type 2 diabetes and hypertension, showed the following: ten patients with diabetes, showed a statistically significant reduction of 1.1 percentage points (p=.002) from 8.2% at baseline to 7.1% at four weeks and fifteen patients with both systolic and diastolic hypertension, which was either untreated or controlled with drugs, showed statistically significant reductions of 13.9 mm Hg in systolic pressure and 10.7 mm Hg in diastolic pressure at four weeks. The improvements in blood pressure are maintained through six months.

“VBLOC Therapy is designed to produce weight loss, in part, by controlling the feelings that lead patients to fail at losing weight, including hunger and a lack of feeling full,” commented President and CEO Mark B. Knudson, Ph.D. “These results are an encouraging sign that significant weight loss, occurring over a extended period of time, can take place without the serious side effects and adverse lifestyle impact seen in other obesity procedures. We continue to look forward to releasing the results of our randomized pivotal trial in the second half this year.”

In addition to the VBLOC-RF2 study, the Maestro System is being used in the Company’s pivotal EMPOWER clinical trial, a randomized, prospective, double-blind, placebo-controlled study being conducted in the United States and Australia under an Investigational Device Exemption (IDE) approved by the U.S. Food and Drug Administration. The trial was fully enrolled at 15 Centers of Excellence with 294 patients in September 2008. The study blind, which remains in place for 12 months after activation of therapy in the experiment arm, is expected to lift in the second half of this year.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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